Exhibit 99.2

Kona Grill Closes Underperforming West Palm Beach Location

Q3 2011 Net Income Expectation Unchanged

SCOTTSDALE, AZ—(Marketwire)—August 1, 2011—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, has closed its underperforming restaurant in West Palm Beach, Florida effective at the end of July.

“Since the restaurant opened in November 2008, it has been challenged by volume and seasonality, particularly in contrast to our other highly successful locations,” noted Mike Nahkunst, interim president and CEO of Kona Grill. “We believe the closure will ultimately improve future profitability by allowing us to focus our resources on improving the performance of our other 24 locations, as well as allowing us to better prepare for additional restaurant openings in 2012.”

Since the operating results of the West Palm Beach location will be reported as discontinued operations, the company has decreased its third quarter 2011 restaurant sales guidance by $400,000 to $22.7-$23.7 million. The company’s net income guidance remains unchanged at $0.1-$0.3 million or $0.01-$0.03 per share.

Kona recently reported a strong quarter in Q2 2011, with restaurant sales up 13.6% to $25.8 million and same-store sales increasing 9.1%. Net income increased 199% to $0.8 million or $0.08 per share.

About Kona Grill
Kona Grill (Nasdaq: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio, Sugar Land); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
The financial guidance we provide for our third quarter 2011 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com